EXHIBIT 99

FOR IMMEDIATE RELEASE	Contact:	Media Relations
(800) 775-7290

BRINKER INTERNATIONAL NAMES WYMAN ROBERTS PRESIDENT

OF CHILI’S GRILL & BAR AND ON THE BORDER MEXICAN GRILL & CANTINA

DALLAS (November 20, 2009) — Brinker International, Inc. (NYSE: EAT), has named Wyman Roberts president of Chili’s Grill & Bar and On The Border Mexican Grill & Cantina. Roberts formerly served in a dual role as president of the Maggiano’s Little Italy brand and Chief Marketing Officer for Brinker.

“Four years of brand leadership experience at Maggiano’s coupled with recent culinary and marketing oversight of the Chili’s and On The Border teams have fully prepared Wyman to take over this role,” said Doug Brooks, CEO and President of Brinker International.

Prior to joining Brinker International in 2005, Roberts served as executive vice president and Chief Marketing Officer for NBC’s Universal Parks & Resorts, where he assisted in significant market share growth and a measurable increase in internet sales. Roberts is also a 17-year veteran of Darden Restaurants, Inc., where he held numerous senior level positions, including executive vice president of marketing for the Red Lobster brand.

Steve Provost has been named Roberts’ successor as president of Maggiano’s Little Italy. Previously, Provost served as senior vice president of marketing and brand strategy for Maggiano’s. Provost has almost two decades of restaurant and foodservice industry experience, including leadership roles in the fields of operations, franchising, marketing and innovation. He came to Brinker from Quizno’s Subs and Sandwiches, where he served as Chief Marketing Officer and executive vice president.

Effective immediately, Todd Diener has stepped down as President of Chili’s Grill & Bar and On The Border Mexican Grill & Cantina.

“Todd was a big part of Chili’s history and Brinker’s growth and we will miss him as both a leader and a friend,” said Doug Brooks.

Brinker International, Inc. (NYSE: EAT), is one of the world’s leading casual dining restaurant companies, serving more than 1 million guests daily. Founded in 1975 and based in Dallas, Texas, Brinker owns or franchises nearly 1,700 restaurants in 29 countries and two territories, and employs more than 125,000. Brinker restaurant brands include Chili’s® Grill & Bar, On The Border Mexican Grill & Cantina® and Maggiano’s Little Italy®. Brinker also holds a minority investment in Romano’s Macaroni Grill®. The company was named one of FORTUNE Magazine’s Most Admired Food Service Companies in 2009 and was honored by the magazine as one of the Top 50 Employers for Minorities and the Top 50 Employers for Women. For more information, visit www.brinker.com.

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